Exhibit 10.1

AMENDMENT NO. 1 TO THE
FORWARD AIR CORPORATION
AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN
(as amended and restated February 7, 2013)

WHEREAS, Forward Air Corporation, a corporation organized under the laws of the State of Tennessee (the “Company”), maintains the Forward Air Corporation Amended and Restated Stock Option and Incentive Plan, as amended and restated February 7, 2013 (the “Plan”);
WHEREAS, section 17 of the Plan authorizes the Company’s Board of Directors or its Compensation Committee to amend the Plan without the consent of award holders (so long as the amendment has no adverse effect on any award previously granted), and without shareholder approval to the fullest extent permitted by law and the applicable listing rules; and
WHEREAS, it is desirable and in the best interest of the Company to amend the Plan to clarify the definition of a “Change in Control” and, with respect to awards under the Plan granted on or after the effective date of this amendment, provide for double-trigger vesting acceleration upon a Change in Control under which outstanding awards are assumed, continued or substituted, in lieu of single-trigger vesting acceleration.
NOW, THEREFORE, Section 11(c) of the Plan is hereby amended in its entirety to read as follows, to be effective as of January25, 2016:

1.	Section 11(c) of the Plan is hereby deleted in its entirety and replaced with the following:
(c)    The occurrence of any of the following events shall constitute a “Change in Control” of the Company:

(i) the “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, of securities representing a majority of the combined voting power of the Company are acquired by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

(ii) the closing of a definitive agreement approved by the shareholders of the Company to merge or consolidate the Company with or into another company (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), or to sell or otherwise dispose of all or substantially all of its assets, or the liquidation or dissolution of the Company; or

(iii)     during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period);

provided, however, that for purposes of any award that constitutes a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code, the event giving rise to such Change in Control must also be an event that meets the conditions for a “change in the ownership of a corporation” or a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” each within the meaning of Section 409A of the Code.

If a Change in Control occurs, except as otherwise set forth in an applicable award agreement:

(A) any Option, SAR or share of Restricted Stock awarded pursuant to this Plan on or prior to January 24, 2016, shall be from and after the date on which any such Change in Control shall have occurred (the “CIC Date”) exercisable or otherwise nonforfeitable in full, as applicable, whether or not otherwise exercisable or forfeitable, and the vesting and settlement of any other performance-based stock award awarded pursuant to this Plan on or prior to January 24, 2016, shall follow the terms of the applicable award agreement; and

(B) any Option, SAR, share of Restricted Stock, or other performance-based stock award awarded pursuant to this Plan after January 24, 2016, shall be assumed or an equivalent award shall be substituted by the successor corporation to the Company or a parent or subsidiary of such successor corporation (each such assumed or equivalent award, a “Substitute Award”), and in the event that the Grantee suffers an Involuntary Termination (as defined below) coincident with or within 24 months following the CIC Date,

(1) each such assumed or equivalent Option and SAR, to the extent not previously vested and exercisable nor earlier terminated, shall become fully vested and exercisable as of the date of such Involuntary Termination and thereafter may be exercised for a period of 90 days from the date of such termination or until the expiration date as set forth in the applicable award agreement, whichever period is shorter, and

(2) each share of Restricted Stock to the extent not previously vested nor earlier forfeited, shall become fully vested and nonforfeitable as of the date of such Involuntary Termination; and

(3) each such assumed or equivalent performance-based stock award shall be deemed to be vested, earned at target level if the applicable performance period had not yet expired, and payable, any deferral or other restriction thereon shall lapse, and such assumed or equivalent performance-based stock award shall be settled in cash or shares of Common Stock (consistent with the terms of the award agreement after taking into account the effect of the Change in Control transaction on the shares) within 30 days following such Involuntary Termination (except to the extent that settlement of such award must be made pursuant to its original schedule in order to comply with Section 409A of the Code;

provided, however, that if such successor corporation does not agree to assume the award or to substitute an equivalent award, as determined in the discretion of the Committee, then the Committee shall provide for (i) full vesting and exercisability, as of the CIC Date, of such outstanding Options and SARs, whether or not otherwise exercisable or forfeitable, and the realization of such outstanding Options and SARs in the manner set forth in Section 11(b)(i) or 11(b)(ii) above, (ii) full vesting and lapse of restrictions immediately before the effective time of the Change in Control on outstanding shares of Restricted Stock, and (iii) vesting of outstanding performance-based stock awards, with such awards deemed to be earned at target level if the applicable performance period had not yet expired prior to the CIC Date, and settlement in cash or shares of Common Stock (consistent with the terms of the award agreement after taking into account the effect of the Change in Control transaction on the shares) within 30 days following the CIC Date (except to the extent that settlement of such award must be made pursuant to its original schedule in order to comply with Section 409A of the Code).

For the avoidance of doubt, a Substitute Award with respect to any award (“Initial Award”) the vesting, earning or settlement of which is, as of immediately before the effective time of a Change in Control, then subject to and pending achievement of Performance Goals may include, without limitation, an award the value of which at the time of substitution is determined by the Committee to be such amount (expressed in dollars, shares of Common Stock or other consideration being paid for each share of Common Stock in the transaction) as would be determined under the applicable award agreement as though the applicable Performance Goals for the unexpired performance period are deemed to have been achieved as of the Change in Control at the target level set forth in the applicable award agreement for the Initial Award, with such award thereafter becoming vested, earned or settled at the time set forth in the applicable award agreement for the Initial Award or at such earlier time as may apply pursuant to this Section 11(c).

For purposes of this Section 11(c), “Involuntary Termination” shall have the meaning set forth in the applicable award agreement and, in the absence of such a definition in the award agreement, means the termination of employment of the Grantee provided that such termination is either (a) initiated by the Company or a parent or subsidiary of the Company, or a successor to any such entity for a reason other than Disability, death, Retirement or for Cause, or (b) with respect to participants in the Executive Severance and Change in Control Plan (the “Executive Severance Plan”) only, initiated by the Grantee for “Good Reason” following a “Change Date,” as such terms are defined under the Executive Severance Plan.

The Committee shall, in the case of a merger, consolidation, or sale or disposition of assets, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for awards, and to the amount and kind of shares or other securities or property receivable upon exercise or other realization of any outstanding awards after the effective date of such transaction, and, if applicable, the price thereof, and the Committee may in its discretion (unless proscribed with respect to certain Grantees), permit the cancellation of outstanding Options, SARs, and Restricted Stock in exchange for a cash payment in an amount equal to the Spread. The term "Spread" as used herein shall mean an amount equal to the product computed by multiplying (i) the excess of (A) the highest Fair Market Value per share of Common Stock during the sixty-day period preceding, and inclusive of, the CIC Date over (B) the Option Price per share of Common Stock at which such Option, SAR, or Restricted

Stock is exercisable, by (ii) the number of shares of Common Stock with respect to which the Option, SAR, or Restricted Stock is being exercised.
Notwithstanding the foregoing, (i) with respect to any Incentive Stock Option (or an SAR relating to an Incentive Stock Option), the Grantee may not receive a cash payment in excess of the maximum amount that will enable such option to continue to qualify as an Incentive Stock Option, and (ii) if any award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the permissible actions of the Committee set forth in this Section 11(c) shall apply to such award only to the extent that its application would not result in the imposition of any tax or interest, or the inclusion of any amount in income, under Section 409A of the Code.
Implementation of the provisions of this Section 11(c) shall be conditioned upon consummation of the Change in Control.

2.	Except as set forth in this Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Forward Air Corporation Amended And Restated Stock Option And Incentive Plan to be executed by its duly authorized officer this ___ day of _______________, 2016.
FORWARD AIR CORPORATION
By:
Its: